EXHIBIT 99.1

JOINT FILING AGREEMENT

We, the signatories of the statement on Schedule 13D to which this Agreement is attached, hereby agree that such statement is, and any amendments thereto filed by any of us will be, filed and on behalf of each of us.

Date: February 22, 2018	/s/ Padmanabh Chivukula
Padmanabh Chivukula

/s/ Mark Herbert
Mark Herbert